                                                                   EXHIBIT 10.30

                         CURRENT NEWS LICENSE AGREEMENT

                  AGREEMENT dated as of February 1, 1999, and made in New York, New York, between PRESS ASSOCIATION, INC. ("PA"), a wholly owned subsidiary of The Associated Press, a New York corporation with offices at 50 Rockefeller Plaza, New York, New York 10020, and INTELLIGENT INFORMATION INCORPORATED ("SUBSCRIBER"), a Delaware corporation with offices at One Dock Street, Suite 500, Stamford, Connecticut 06902.

         I.       Grant

                  PA hereby grants to SUBSCRIBER a non-exclusive license to electronically market only within North America news distributed by The Associated Press and its subsidiary, PA, through AP NEWS, as defined in Attachment A (the "Service"). This grant is to market information supplied on the Service to "Resellers", as defined in Attachment B, of SUBSCRIBER's electronic news delivery system called Intelligent Information Systems (the "System"), as defined in Attachment B, and upon the terms contained in this Agreement, except that PA reserves to itself the exclusive right to permit such use by, and SUBSCRIBER shall be prohibited from distributing to, news organizations. For this purpose, the term, "news organization" shall include The Associated Press, United Press International, Reuters, Agence France Presse, its and their employees, subsidiaries and affiliates and any other person or entity engaged in distribution of news and information principally to subscribers which are engaged in whole or in part in the business of publication or broadcasting.

         II.      PA Representations and Warranties

                  A. The Service to be utilized by SUBSCRIBER shall be delivered to SUBSCRIBER's computer center at One Dock Street, Suite 500, Stamford, Connecticut 06902 and to 1237 South Ridge Court, Suite 100, Hurst, Texas 76053. SUBSCRIBER shall be responsible for obtaining, installing and maintaining at SUBSCRIBER's expense such equipment as may be required for it to make use of the Service and distribute that information to Resellers. SUBSCRIBER may employ contract services to supplement its ability to parse and format messages for its products provided that PA is notified in advance in writing and approves of the contract service provider.

                  B. When supplied to SUBSCRIBER, the information shall be correct and complete to the best of PA's knowledge and belief;

                  C. PA has the rights and licenses necessary to transmit to SUBSCRIBER the information contained in the Service; and

                  D. PA agrees that all promotion and advertising of its services in which there is reference to SUBSCRIBER or Subscriber's System shall be subject to the review and written approval of SUBSCRIBER before release.

         III.     SUBSCRIBER Representations, Warranties and Covenants for
                  Resellers

                  A. SUBSCRIBER acknowledges that The Associated Press or PA has the proprietary right in all information in the Service and owns the copyright, trade secret, trade name and all other proprietary rights in and to the Service. Information provided by PA and used by SUBSCRIBER shall bear the Associated Press (AP) logotype and a copyright (as provided by PA in Attachment A-1







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                                       2

hereto) when the information is released by SUBSCRIBER which shall be displayed when Resellers' subscribers access the PA information. SUBSCRIBER shall deliver the Service to Resellers who have purchased the enabling system from SUBSCRIBER only according to the terms of this Agreement;

                  B. Neither SUBSCRIBER nor Resellers shall alter the editorial content or substance of the PA Service without the specific authority of PA and all material supplied by PA hereunder shall reside only in computers owned or leased by SUBSCRIBER and located within the continental United States;

                  C. SUBSCRIBER shall not furnish the Service to any Reseller for any purpose without prior written permission from PA. SUBSCRIBER shall submit to PA Form A (Attachment D) when requesting approval to furnish the Service to any Reseller;

                  D. Resellers shall not furnish the Service to any person or entity which has not agreed in writing to the following limitations and exclusions of liability:

                                      (i)  that such a person or entity shall
         not, directly or indirectly, publish, broadcast or distribute PA information in any medium, except that corporate, governmental and institutional subscribers may use portions of the Service for internal printed communications and memoranda;

                                      (ii) that such person or entity shall not
         store all or any portion of the Service in any permanent form, whether archival files, computer-readable files or any other medium;

                                      (iii) that neither The Associated Press
         nor PA shall be liable in any way to the SUBSCRIBER or to any Reseller or any third party or to any other person who may receive information in the Service, or to any other person whatsoever, for any delays, inaccuracies, errors or omissions therefrom or in the transmission or delivery of all or any part thereof or for any damage arising therefrom or occasioned thereby; and

                                      (iv) that, in no event, shall PA or The
         Associated Press be liable for any direct, consequential, punitive, special or any other damages arising in any way from the availability of the Service regardless of the form of action, whether contract or tort;

                  E. SUBSCRIBER and Resellers agree that all promotion and advertising of its services in which there is reference to the Service or The Associated Press or PA shall be subject to the review and written approval of PA before release, such approval not to be unreasonably withheld. If within ten
(10) business days after delivery of samples of such material, PA has not notified the sending SUBSCRIBER of its disapproval, such material shall be deemed approved;

                  F. No individual portion of the Service, or the entire Service, shall be held in SUBSCRIBER's or Resellers' computers or stored in another medium for more than fourteen (14) days, except that SUBSCRIBER may create archives of the Service for the purpose of data analysis to establish customer search profiles for internal use only. Archives of the Service shall not be available to Resellers, and shall be purged immediately from the System upon termination of this Agreement;

                  G. SUBSCRIBER shall, upon receipt from PA or The Associated Press of a "kill" "elimination," "withheld," or "correction" directive, purge and, if applicable, replace affected material and notify Resellers of the changed status of the affected material. Any materials subject to a "corrective"







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                                       3


from PA or The Associated Press shall be prominently noted as subject to a corrective (with instructions as to access to the applicable corrective article) or shall be linked electronically to the corrective article itself when Resellers' subscribers access material subject to a corrective;

                  H. Information from the Service shall be used only in SUBSCRIBER's System and released only to authorized Resellers within North America and only in accordance with the terms of this Agreement. Should SUBSCRIBER expand or otherwise modify the System, use of materials in the Service in such expanded or modified System must have prior written approval from PA. For the purpose of this paragraph, expansion and modification shall not include routine bug fixes and enhancements which do not materially affect the Service or violate provisions of this Agreement;

                  I. SUBSCRIBER shall offer the Service to all of its Resellers and shall offer it to its potential Resellers except where prohibited herein;

         IV.      Payment

                  A. SUBSCRIBER shall pay PA the greater of a monthly Information Availability Fee (the "Fee") as follows:


         Month             Monthly Minimum Fee
         1-2               $3000/month
         3-5               $3625/month
         6-24              $4250/month



or i) monthly royalties (the "Royalties") per Reseller as defined in Attachment C, or fifty (55%) percent of SUBSCRIBER's gross monthly charges to Reseller for Group Products (the "Group Products), as defined in Attachment C or ii) Royalties earned for Individual Products (the "Individual Products), defined in Attachment C, based on the Royalty structure specified below:



Number of Subscribers                               Monthly Royalty Par Handheld Wireless Device
---------------------                               --------------------------------------------
0-5,000                                             $0.00/month/Handheld Wireless Device
5,001-30,000                                        $0.25/month/Handheld Wireless Device
30,001-50,000                                       $0.20/month/Handheld Wireless Device
50,001-80,000                                       $0.15/month/Handheld Wireless Device
80,001 and beyond                                   $0.10/month/Handheld Wireless Device



Resellers listed in Attachment E, shall be considered already approved and in-house and not subject to the monthly minimum of $500 as set forth below. However, beginning with the first newly approved Reseller of Group Products and for each Reseller of Group Products thereafter, SUBSCRIBER shall pay PA the greater of a minimum monthly Fee per Reseller of $500 or Royalties for Group Products as follows:



         (a) monthly Royalties of fifty five (55) percent of SUBSCRIBER's gross monthly charges per Reseller licensed by SUBSCRIBER.


In addition, Royalties for Individual Products shall be payable as herein defined.


All Fee versus Royalty calculations for Group Products shall be figured on a per-Reseller basis rather than a cumulative basis.


A handheld wireless device is a product delivered over public networks including paging, two-way radio






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                                       4


and specialized mobile radio, and can be received using an alphanumeric pager, PC card with a personal digital assistant or a laptop/palmtop personal computer, specialized two-way devices, narrowband PCS, broadband PCS and Cellular.

                  B. If, at the end of the first year of this Agreement or during any subsequent year of this Agreement, SUBSCRIBER's Intelligent Information Systems ceases to exist as a System, SUBSCRIBER may terminate the balance of this Agreement by paying PA an amount equal to six (6) months' total of the monthly Fee as calculated for the six-month period just ended;


                  C.      The Fee shall be due and payable by the fifteenth
(15th) day of the month for which the Fee is charged, and Royalties shall be due and payable by the fifteenth (15th) day after the close of the month in which the Royalties are earned. SUBSCRIBER shall deliver to PA with each Royalty payment a list of Resellers and monthly usage figures for access to the Service. Any payment which is late shall be subject to an interest charge of the lower of one percent per month or the maximum rate permitted by law. All payments shall be exclusive of taxes required to be charged SUBSCRIBER except taxes based upon PA's net income;



                  D. The monthly invoiced Fee shall be increased by each General Assessment Increase ordered by The Associated Press Board of Directors. Notice of such increases shall be given to SUBSCRIBER no later than 45 days before such increases are to take effect and will not exceed 25% in any two-year period. A history of General Assessment Increases is shown in the Appendix of this Agreement for reference;


                  E. SUBSCRIBER shall maintain books and records accurately reflecting all matters affecting Royalties due to PA. PA, by its duly authorized representative, shall have the right, at reasonable times and upon reasonable notice to SUBSCRIBER, to inspect and audit such books and records to verify the accuracy of any statement. If any inspection shall disclose any error of whatever amount, the parties shall promptly adjust the same.

         V.       PA Password

                  SUBSCRIBER shell provide to PA products based on the Service, at PA's request when such products are technically available in the New York City area.

         VI.      Term and Termination

                  A. Unless earlier terminated as hereinafter provided, this Agreement shall take effect on February 1, 1998, or the first date upon which PA provides the Service to SUBSCRIBER under this Agreement, and shall continue for a period of two (2) years thereafter. It shall automatically continue thereafter for further terms of one (1) year each, until either party delivers to the other written notice of termination not less than sixty (60) days prior to the end of the then-current term.

                  B. In addition, PA, at its sole discretion, may terminate this Agreement at any time upon sixty(60) days written termination notice to SUBSCRIBER;

                  C. Upon any material breach or material default of this Agreement by either party, the other party may give notice of such breach or default and, unless such breach or default shall be cured within thirty (30) days after delivery of such notice (or ten (10) days in the case of the failure of SUBSCRIBER to pay Fees and Royalties described in paragraph IV on the dates set forth therein), then, without limiting any other remedy available at law or equity to the non-breaching party consistent with






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                                       5


the terms of the Agreement particularly paragraph VII, that party may terminate this Agreement by delivery of a notice of termination at any time thereafter before such breach or default has been cured;

                  D. If either party hereto files a petition under any chapter of the Bankruptcy Code, as amended, or for the appointment of a receiver, or if an involuntary petition in bankruptcy is filed against such party and said petition is not discharged within thirty (30) days, or if either party ceases to pay its debts as they fall due or becomes insolvent or makes a general assignment for the benefit of its creditors, or if the business or property of either party shall come into the possession of its creditors or of any governmental agency or of a receiver, then, in any such case and notwithstanding any other provisions of this Agreement, the other party hereto may at its option terminate this Agreement upon written notice to the other party;

                  E. Upon termination, SUBSCRIBER shall immediately cease all use of information provided hereunder and shall remove said information from its computer data base. In addition, SUBSCRIBER shall be responsible for assuring the use of PA material immediately ceases by any and all Resellers.

                  F. In the event that SUBSCRIBER issues a purchase order to PA for purposes related to this Agreement, such purchase order will be supplementary to this Agreement and in all instances this Agreement shall be the controlling document in defining the terms and conditions agreed to by the parties.

         VII.     Limitation of Liability; Indemnities

                  A. PA shall use its best efforts to insure the accuracy of its information. PA does not, however, guarantee the sequence, accuracy or completeness of any such material and shall not be liable in any way to SUBSCRIBER, Resellers, or any third parties or to any other person who may use the information or to whom the information may be furnished, or to any other person whatsoever, for any delays, inaccuracies, errors or omissions therefrom or in the transmission or delivery of all or any part thereof or for any damage arising therefrom or occasioned thereby. EXCEPT AS STATED IN PARAGRAPH VII B BELOW, IN NO EVENT SHALL PA OR THE ASSOCIATED PRESS BE LIABLE TO SUBSCRIBER FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL, OR ANY OTHER DAMAGES ARISING FROM THE AVAILABILITY OF THE INFORMATION, REGARDLESS OF THE FORM OF ACTION WHETHER CONTRACT OR TORT.

                  B. (I) Either party, at its expense, will defend any action brought against the other based on a claim that the information or the software supplied hereunder by the indemnifying party, infringes a United States patent, trademark or copyright, or constitutes appropriation of a United States based trade secret, and the indemnifying party will pay costs of the action (including reasonable attorney's fees) and any damages finally awarded against the other party or any users in such action; provided, however, that such defense and payments are conditioned upon the following: (I) the Indemnifying party shall be notified promptly in writing by the other or any end user of the existence of any such claim; (ii) the indemnifying party have sole control of the defense of any action on such claim and all negotiations for its settlement or compromise; and (iii) no settlement or compromise may be finally executed without the prior written consent of the indemnifying party. If in the opinion of the indemnifying party, the material or software described herein is likely to become the subject of a claim of infringement of a United States patent, trademark or copyright, or appropriation of a United States trade secret, the other party or the end user shall permit the indemnifying party, at its option and expense, either (I) to procure the right to continue use of the information or software at issue; (ii) replace or modify such material so





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                                       6


that it becomes non-infringing; or (iii) if (I) or (ii) cannot reasonably be accomplished, to terminate this Agreement without further liability.

                          (ii) In no event shall either party have any
liability to the other or to any end user under any claim described in this paragraph based upon the sale or use of information or any software supplied hereunder in combination with any other product, machine, software, device or equipment which is not approved by the indemnifying party, or results from any modifications or attempted modifications by the other party or the end user or failure by the other party or the end user to permit the indemnifying party to implement modifications, unless the indemnifying party shall have expressly consented to such action in writing.

                  C. SUBSCRIBER shall, and hereby does, indemnify and hold harmless PA and The Associated Press from and against all claims, losses, liabilities and expenses arising out of or in connection with any acts of SUBSCRIBER, its agents, contractors or employees.

         VIII.    Warranty Disclaimer

                  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PA NOR THE ASSOCIATED PRESS MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

         IX.      Unauthorized Use

                  If either party shall learn of an unauthorized transmission or receipt of items of information included in the Service, it shall by notice promptly and fully inform the other party of all facts known to it with respect to such unauthorized transmission or receipt. In any such case, SUBSCRIBER shall promptly conduct an investigation and shall keep PA fully and timely apprized of all facts learned by it and of all interim and final findings and conclusions it makes, as well as all steps SUBSCRIBER proposes to take to prevent recurrence of such unauthorized transmissions or receipts. Either party may, at its own expense, institute an action or proceeding to obtain any relief permitted in law or equity, or both, against any person so transmitting or receiving such information and, if any such action or proceeding be instituted, the other party shall cooperate in all respects reasonably requested by the party maintaining the suit.

         X.       Confidentiality

                  A. During the term of this contract and for three years after termination, PA and SUBSCRIBER shall maintain in confidence and not disclose to third parties without the other's prior written consent, the information concerning Royalty Payments and Reports outlined in Paragraph IV of this Agreement or any other information labeled "Confidential" except for normal reporting to each party's parent corporation, if any. PA and SUBSCRIBER shall not disclose to unaffiliated third parties the specific terms of this Agreement.

         B.       Notwithstanding the restrictions set forth in this Paragraph
X. neither party hereto shall have any duty of confidentiality with respect to information or materials disclosed to it by the other party to the extent such information:

                  i) is or comes into the public domain through no fault of the receiving party hereunder;

                  ii) is legally obtained from third parties without binder of secrecy;

                  iii) was previously known to the party to whom such information is disclosed without binder of secrecy or is independently developed by such party; or

                  iv)     is required to be disclosed by valid legal process.

         XI.      General Provisions

                  A. Neither party will be liable to the other for any delay or default in performing its respective obligations under this Agreement due to causes beyond its reasonable control. So long as any such failure continues, the party affected by conditions beyond its control will keep the other party fully informed at all times concerning the matters causing such delay or default and the prospects for their termination.

                  B. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

                  C. All notices required by this Agreement shall be sent in writing (by certified or registered mail, telex, overnight courier, facsimile or telegram) to PA and SUBSCRIBER at the following addresses:

                          If to PA:

                          Press Association, Inc.
                          50 Rockefeller Plaza
                          New York, New York 10020
                          Attention:
                          Treasurer

                          and

                          Press Association, Inc.
                          50 Rockefeller Plaza
                          New York, New York 10020
                          Attention:
                          Director,
                          Information Services

                          If to SUBSCRIBER:
                          One Dock Street
                          Suite 500
                          Stamford, Connecticut 06902
                          Attention:
                          President

All notices shall be effective upon receipt. Either party may from time to time change its address as set forth above by notifying the other party of its new address in writing.





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                                       8


                  D. No forbearance by either party in enforcing any of the provisions of this Agreement and no course of dealing between the parties shall operate to prejudice either party's rights to enforce such provisions or operate as a waiver of any of either party's rights hereunder.

                  E. This Agreement shall be subject to all applicable present and future federal, state and local laws and regulations of the Federal Communications Commission and any other federal or state agency. Neither party shall be liable to the other for any failure to perform its obligations hereunder, except for payment of charges already owing, which results directly from such laws or regulations.

                  F. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party consents to the personal jurisdiction and venue of the State and Federal courts sitting in The City of New York.

                  G. This Agreement may not be assigned by either party without the prior written consent of the other but shall, in the case of any permitted assignment, be binding upon the successors and assigns of both parties.

                  H. The provisions hereof, including the attachments, and any written supplemental agreements hereto signed as of the date hereof constitute the entire agreement between the parties relating to the transactions contemplated herein and merge and supersede all prior discussions, agreements, and understandings of every kind and nature between them. No oral modifications or additions hereto shall be binding. Neither party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be duly set forth in a writing signed by an authorized officer of the party hereto which is to be bound thereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

INTELLIGENT INFORMATION, INC.            PRESS ASSOCIATION INC.


----------------------------             ----------------------------


----------------------------             ----------------------------

        1/26/99                                 1/29/99
----------------------------             ----------------------------






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                                       9



                                  ATTACHMENT A
                              (Service Description)

AP ONLINE

AP Online is a news service tailored specifically for use in data base or similar online or computer-supported environments. The report typically consists of approximately 500 stories, or 120,000 words total, comprised of the top national, international, Washington, financial and sports news on a given day. AP Online is compiled and transmitted 24 hours a day, seven days a week.

LATAM

LATAM or Latin American Service is written in Spanish and covers developments in Latin America as well as major US and international stories. The news is provided directly from our Spanish speaking bureaus worldwide and averages 170 stories per day.






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                                       10



                                 ATTACHMENT A-1

SUBSCRIBER shall attach to the top of each piece of the Service delivered to Resellers' subscribers the Associated Press (AP) logotype and a copyright and reservation-of-rights notice. Such notice shall read:

                         c. AP 1996 All Rights Reserved.

                      "19XX" shall denote the current year





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                                       11



                                  ATTACHMENT B
                      (Description of SUBSCRIBER's service)

Intelligent Information Incorporated offers a range of information products for personal and business solutions to users of electric handheld devices. Its product lines include financial, leisure, travel, sports, weather and news information. The company markets its products to Resellers ("the Reseller"), defined for purposes of this Agreement as redistributors of wireless information to business users and consumers who have agreed in writing with SUBSCRIBER to uphold all terms and conditions of this Agreement on behalf of PA. The products are delivered over public networks, including paging, wireless email, narrowband and broadband PCs, specialized mobile radio and two-way radio. A subscriber can utilize an alphanumeric pager, PC card with a personal digital assistant or palmtop, and specialized two-way communicators.

Resellers are charged a fixed monthly rate for Group Products and a monthly Subscriber fee per Subscriber for Individual Products. A Reseller has the option to buy both types of products. Under no circumstances will SUBSCRIBER offer the Service to Resellers without charging for the opportunity to distribute the Service.







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                                       12



                                  ATTACHMENT C

ROYALTIES

For purposes of this Agreement, a "Reseller" shall be defined as a redistributor of wireless information to business users and consumers who has agreed in writing with SUBSCRIBER to uphold all terms and conditions of this Agreement on behalf of PA.

Royalties shall be payable in each of two ways as follows dependent on the nature of the Reseller:

GROUP PRODUCTS


A Group Product is sold when SUBSCRIBER provides a limited number of messages each day to a common address (sometimes referred to as PIN or CAP code or Sub-address, depending on the network and hardware being employed for the delivery of the messages) so that each wireless paging device receives the same information from the Reseller. Typically the Reseller offers this type of product free, or at a minimal charge to its subscribers.


INDIVIDUAL PRODUCTS

An individual product is sold when SUBSCRIBER provides Resellers' subscribers with profiled messages via the System that the subscriber has pre-established. Each of these subscribers are registered on SUBSCRIBER's System and tracked individually. These subscribers typically receive 50 to 100 messages a month.






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                                       13



                                  ATTACHMENT D
                                     FORM A

Date: _________________

Intelligent Information Inc. hereby requests permission from The Associated Press to provide Associated Press News Services, according to the Agreement dated May 29, 1996 to (Reseller Name) _________________________ located In
(City, State)_______________________.

Number of Subscribers on Reseller's Service:______________
Associated Press service(s) to be purchased:_____________________________
Group Product ______ individual Product _______ Both _______
Description of Reseller's Service ______________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Reseller's charging structure___________________________________________________

________________________________________________________________________________

Target audience ________________________________________________________________




Approved:

----------------------------
          (Date)




----------------------------
      Associated Press






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                                       14



                                    APPENDIX

AP RATES

Associated Press is a cooperative, owned by member newspapers and broadcast stations. The board of directors is elected from newspaper membership ranks or appointed from broadcast membership. The board is responsible for voting the yearly general rate increase. The increase is applied unilaterally to all members and corporate customers of the Associated Press.

Rate increases take effect on February 1 each year. General increase notification letters are sent to each AP customer in early December, no less than forty-five days before the increase takes effect.

                  HISTORY OF GENERAL RATE INCREASES

                  1978            6.5 percent
                  1979            7.7
                  1980            11.4
                  1981            10.7
                  1982            10.8*
                  1983            9.5
                  1984            5.5
                  1985            4.7
                  1986            4.6
                  1987            2.5
                  1988            3.5
                  1989            4.4
                  1990            4.9
                  1991            3.9
                  1992            3.0
                  1993            2.5
                  1994            3.2
                  1995            2.9
                  1996            2.9

         In the early 1980's, AP invested in developing the industry's first satellite news, photo and graphics delivery systems and has installed 4000 satellite dishes, the news industry's largest network of receivers. In 1984, AP became the first news organization to own a satellite transponder. These innovations in news delivery have enabled AP to deliver news more quickly, and more cost efficiently.

                                  ATTACHMENT E
                      (LIST OF EXISTING APPROVED RESELLERS)

--       AirTouch Paging
--       American Paging (Group)
--       Flower City Paging
--       National Dispatch Center
--       PageMart (Group)
--       Telewaves
--       Electronic Engineering
--       TelePage Communication
--       NationPage
--       US Cellular
--       Vanguard Cellular
--       SBC Communications
--       Pacific Bell Mobile
--       PrimeCo Personal Comm L.P.
--       Omnipoint (Group)
--       U.S. Healthcare
--       MetroCall
--       SkyTel
--       USA Mobile
--       CompuServe
--       Ram
--       Ameritech


Should any of these approved Resellers who sell Individual Service subsequently opt to sell Group Service, they will then be subject to the $500.00 monthly fee.